Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and “Change in Independent Accountants” in the Registration Statement (Form S-1) and related Prospectus of Invesco CurrencyShares® Swiss Franc Trust for the registration of 8,450,000 shares of its Swiss Franc Shares and to the incorporation by reference therein of our report dated January 11, 2018, with respect to the financial statements of the CurrencyShares® Swiss Franc Trust, and our report dated January 11, 2018, with respect to the effectiveness of internal control over financial reporting of the CurrencyShares® Swiss Franc Trust, included in its Annual Report on Form 10-K for the year ended October 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

October 15, 2018